Exhibit 4.1

SECOND AMENDMENT TO COMMON STOCK PURCHASE WARRANT

THIS SECOND AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this “Second Amendment”), dated as of January 11, 2019 (the “Amendment Date”), is entered into by and between Richard E. Uihlein, an individual resident of the State of Illinois (hereinafter the “Holder”), and Galectin Therapeutics, Inc., a Nevada corporation (hereinafter the “Company”). The Holder and the Company shall each be referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Company issued that certain Common Stock Purchase Warrant to the Holder on December 19, 2017, which was subsequently amended by that certain First Amendment to Common Stock Purchase Warrant dated as of December 19, 2018, by and between the Parties (collectively, the “Warrant”); and

WHEREAS, the Parties wish to further amend the Warrant in accordance with the terms of Section 10.2 thereof to reflect certain changes as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Amendment to Section 2.1 of the Warrant.  Section 2.1 of the Warrant (Vesting) is hereby amended by deleting all references to “December 31, 2019” contained therein and inserting the following in lieu thereof: “December 31, 2021”.

2.    Miscellaneous.  Except as amended by this Second Amendment, the Warrant remains in full force and effect in accordance with its terms. This Second Amendment shall be governed by and interpreted in accordance with the laws of the State of Nevada. If any provision of this Second Amendment or part thereof is rendered void, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Second Amendment may only be amended in the same manner as the Warrant. Capitalized terms used herein without specific definition have the respective meanings given to them in the Warrant. This Second Amendment may be executed in counterparts, each of which shall be deemed to be an original; provided, however, that such counterparts shall together constitute only one instrument. A signed copy of this Second Amendment transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Second Amendment for all purposes.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the Parties have duly authorized and executed this Second Amendment as of the Amendment Date.

By:	/s/ Richard E. Uihlein
Richard E. Uihlein

GALECTIN THERAPEUTICS, INC.

By:	/s/ Harold H. Shlevin
Name: Harold H. Shlevin Title: Chief Executive Officer

Signature Page to Second Amendment to Common Stock Purchase Warrant